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EXHIBIT 10.37

AMENDMENT NO. 1 TO THE TULARIK INC.
1997 EQUITY INCENTIVE PLAN

    At a meeting of the Compensation Committee of the Board of Directors of Tularik Inc. on June 14, 2001, the following amendment to the Tularik Inc. 1997 Equity Incentive Plan (the "Plan") was adopted, effective as of December 12, 1999:

    Section 2(l) of the Plan is hereby deleted in its entirety and replaced with the following:

    "(a) "Fair Market Value" means, as of any date, the value of the common stock of the Company determined as follows (and in each case prior to the Listing Date, in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations).

    (1) If the common stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Company's common stock) on the day of determination (the most recent day prior to the day of determination, if the day of determination is not a day on which reported sales and bids occurred), as reported in The Wall Street Journal or such other source as the Board deems reliable.

    (2) In the absence of such markets for the common stock, the Fair Market Value shall be determined in good faith by the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c)."

    Except as amended above, the Plan remains in full force and effect.

    The undersigned hereby certifies that the foregoing is true, correct and complete.

/s/ WILLIAM J. RIEFLIN William J. Rieflin Executive Vice President, Administration, General Counsel and Secretary

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  EXHIBIT 10.37
AMENDMENT NO. 1 TO THE TULARIK INC. 1997 EQUITY INCENTIVE PLAN